Exhibit 99

Media Contact:

David Hallisey, (949) 471-7703

david.hallisey@gateway.com

John W. Spelich, (949) 471-7710

john.spelich@gateway.com

Investor Contact:

Marlys Johnson, (605) 232-2709

marlys.johnson@gateway.com

GATEWAY REPORTS FOURTH QUARTER, FULL YEAR 2005 RESULTS

•	Q4 revenue of $1.124 billion

•	Q4 net income of $22.4 million, or $0.06 per diluted share

•	FY 2005 revenue of $3.854 billion

•	FY 2005 net income of $49.5 million, or $0.13 per diluted share

Irvine, Calif., February 2, 2005 – Gateway, Inc. (NYSE: GTW) today reported results for its fourth quarter ended Dec. 31, 2005.

The company recorded fourth quarter net income of $22.4 million, or 6 cents per diluted share (including higher other income and a $9.8 million reversal of tax accruals and related interest for current and prior years, or 2 cents per share), compared with net income of $15.1 million, or 4 cents per diluted share in the prior quarter, and net income available to common shareholders of $93.9 million (including a one-time $100 million gain from the retirement of the Series A and Series C preferred stock previously held by AOL), or a diluted earnings per share loss of 2 cents a year earlier, after deducting the gain associated with the retirement of the Series A and C preferred stock.

Gateway Reports Fourth Quarter and Full-Year 2005 Results	Page 2

“While our fourth quarter results were mixed, our Retail business continued to post very strong results,” said Wayne Inouye, Gateway president and chief executive officer. “Our Professional business continues to face a very competitive market, but we continue to invest in developing the infrastructure, products and services to compete in this business over the long term. Our Direct results were disappointing, but we are re-aligning our marketing and advertising to achieve better results. We remain committed to posting profitable, sustainable growth over the long term with a keen focus on keeping our costs among the lowest in the industry.”

In the fourth quarter, Gateway’s operating income included $13.8 million of benefits related to the April 2005 agreement with Microsoft Corp., compared with $11.6 million in the third quarter. Recognition of amounts paid to Gateway by Microsoft are based on Gateway incurring qualified spend on marketing and promotion activities.

Also included in the fourth quarter operating results are a number of one-time items that netted to an approximate $4.6 million charge, predominantly from an increase in a legal reserve, the revaluation of certain properties held for resale and the write-off of certain sales and franchise tax accruals offset by a favorable contractual settlement.

Financial Performance

The company sold 1,359,000 PC units in the fourth quarter, up 16 percent sequentially, and up 13 percent year-over-year. The increase in unit sales on a sequential and year-over-year basis is primarily due to seasonal trends and market share gains in Retail. Based on the most recent IDC data, sequentially Gateway was the fastest growing PC company in the U.S. among the top 5 vendors, and the second fastest on a year-over-year basis.

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Gateway Reports Fourth Quarter and Full-Year 2005 Results	Page 3

The Retail segment, which includes the company’s international sales, delivered revenue of $792 million, with PC units of 1,134,000. Retail revenue was up 32 percent sequentially and 31 percent year-over-year. Retail PC units increased 30 percent sequentially and 23 percent year-over-year. The sequential and year-over-year revenue increases were due to market share gains in U.S. Retail as well as growth in the company’s International business. Gateway and eMachines products are now sold in more than 7,000 retail locations in the U.S. and Canada and in more than 2,000 retail locations internationally, including Japan, Mexico and the UK.

The Direct sales segment delivered revenue of $115 million, with PC units of 58,000. Direct revenue decreased 13 percent sequentially and 39 percent year-over-year. PC units decreased 18 percent sequentially and 43 percent year-over-year. The sequential and year-over-year decline in revenue reflect marketing expenditures that failed to drive sales. The decline in revenue on a year-over-year-basis is also due to discontinuing the sale of Gateway branded consumer electronics in Q1 2005.

The Professional segment delivered revenue of $217 million, with PC units of 167,000. Professional revenue decreased 24 percent sequentially and 9 percent year-over-year. Professional PC units were down 26 percent sequentially and 3 percent year-over-year. The sequential decreases in revenue were predominantly due to seasonal trends. The year-over-year decline in revenue is due to lower unit sales and declining average unit prices.

Total non-PC revenue, which includes sales of stand-alone monitors, software, peripherals, services and accessories, was up 25 percent sequentially and 25 percent year-over-year, excluding consumer electronics (CE). The sequential and year-over-year increases reflect strong sales of stand-alone monitors, particularly those sold through Retail. Non-PC sales, excluding CE, represented 19 percent of total revenue in the fourth quarter, which compares with 16 percent in the third quarter and 16 percent a year earlier. Gross margin contribution from non-PC products and services, excluding CE, was up 3 percent sequentially and up 8 percent from a year earlier.

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Gateway Reports Fourth Quarter and Full-Year 2005 Results	Page 4

Gross margin percentage for the fourth quarter was 7.7 percent, compared with 8.3 percent in the prior quarter and 8.8 percent in the fourth quarter of 2004. In the fourth quarter, Retail gross margin percentage benefited from a $5.5 million contractual settlement, but was still up both sequentially and year-over-year on an adjusted basis. The sequential and year-over-year declines in gross margin percentage are due to lower margins in Professional and strong growth in the Retail business, which typically has lower margins. This was partially offset by achieving higher margins in Retail and Direct relative to historical results.

SG&A expense in the fourth quarter was $88.2 million, or 7.8 percent of revenue up from $77.6 million, or 7.6 percent of revenue in the prior quarter, but down from $106 million or 10.3 percent of revenue in the fourth quarter of 2004. The fourth quarter increase was due to approximately $9.8 million of one-time costs, including restructuring costs and adjustments to legal reserves and sales/franchise tax accounts.

Cash and marketable securities

Gateway ended the quarter with $586 million in cash and marketable securities, a decrease of $49.6 million from the third quarter of 2005. The key driver for this cash decrease was a $26.8 million increase in inventory in and a $24.1 million increase in accounts receivable both due to significant Retail revenue growth.

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Gateway Reports Fourth Quarter and Full-Year 2005 Results	Page 5

Full year 2005

Gateway reported full-year 2005 revenue of $3.854 billion and a net profit of $49.5 million, or 13 cents per diluted share. Total PC unit sales for the year were 4.5 million, a 27 percent increase over the prior year.

SG&A expenses for the year were $339 million (including $13.2 million in restructuring, transformation and integration expenses), compared with $909 million in 2004 (including $392 million in restructuring, transformation and integration expenses).

Conference call information

Gateway will host a conference call for analysts on Thursday, February 2 at 5:30 pm EST/2:30 pm PST, which will be accessible via live audio webcast at http://www.gateway.com.

About Gateway

Since its founding in 1985, Irvine, Calif.-based Gateway (NYSE: GTW) has been a technology pioneer, offering award-winning PCs and related products to consumers, businesses, government agencies and schools. After acquiring eMachines in early 2004, Gateway is now the third largest PC company in the U.S. and among the top ten worldwide. The company’s value-based eMachines brand is sold exclusively by leading retailers worldwide, while the premium Gateway line is available at major retailers, over the web and phone, and through its direct and indirect sales force. See http://www.gateway.com for more information.

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Gateway Reports Fourth Quarter and Full-Year 2005 Results	Page 6

Special note

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect, could cause Gateway’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be forward-looking statements, including any projections or preliminary estimates of earnings, revenues, or other financial items; any statements of plans, strategies and objectives of management for future operations; the extent of seasonal changes in demand; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks that contribute to the uncertain nature of these statements include, among others, risks related to shifting our distribution model to third-party retail; competitive factors and pricing pressures, including the impact of aggressive pricing cuts by larger competitors; general conditions in the personal computing industry, including changes in overall demand and average selling prices, shifts from desktops to mobile computing products and information appliances and the impact of new microprocessors and operating software; the ability to simplify the company’s business, change its distribution model and restructure its operations and cost structure; component supply shortages; short product cycles; the ability to access new technology; infrastructure requirements; risks of international business; foreign currency fluctuations; risks relating to new or acquired businesses, joint ventures and strategic alliances; risks related to financing customer orders; changes in accounting rules; the impact of litigation and government regulation generally; inventory risks due to shifts in market demand; the impact of employee reductions and management changes and additions; and general economic conditions, and other risks described from time to time in Gateway’s Securities and Exchange Commission periodic reports and filings. Gateway assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Gateway, Inc.

Consolidated Condensed Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Net sales	$1,124,194	$1,028,627	$3,854,061	$3,649,734
Cost of goods sold	1,037,506	938,036	3,514,901	3,342,662

Gross profit	86,688	90,591	339,160	307,072
Selling, general, and administrative expenses	88,231	105,709	338,777	909,050
Microsoft benefit	13,802	—	40,500	—

Operating income (loss)	12,259	(15,118)	40,883	(601,978)
Other income, net	1,868	8,956	6,791	20,247

Income (loss) before income taxes	14,127	(6,162)	47,674	(581,731)
Benefit (Provision) for income taxes	8,281	(437)	1,797	14,113

Net income (loss)	22,408	(6,599)	49,471	(567,618)

Gain on redemption of preferred stock, net of dividends	—	100,513	—	92,142

Net income (loss) attributable to common stockholders	$22,408	$93,914	$49,471	$(475,476)

Net income (loss) per share:
Basic	$0.06	$0.25	$0.13	$(1.31)

Diluted	$0.06	$(0.02)	$0.13	$(1.45)

Weighted average shares outstanding:
Basic	373,115	373,844	371,661	363,708

Diluted	409,250	398,958	372,167	391,115

Gateway, Inc.

Consolidated Condensed Balance Sheets

(in thousands)

(unaudited)

	December 31, 2005	December 31, 2004
ASSETS:
Current assets:
Cash and cash equivalents	$422,488	$327,793
Marketable securities	163,200	260,537
Accounts receivable, net	345,288	342,121
Inventory	219,344	196,324
Other	423,753	217,663

Total current assets	1,574,073	1,344,438
Property, plant, and equipment, net	83,156	102,657
Intangibles, net	39,462	45,792
Goodwill and non-amortizable intangible assets	205,219	205,219
Other assets	19,156	73,681

	$1,921,066	$1,771,787

LIABILITIES AND EQUITY:
Current liabilities:
Notes payable	$50,000	$50,000
Accounts payable	761,895	532,329
Accrued liabilities	224,311	271,912
Accrued royalties	55,089	41,796
Other current liabilities	173,958	226,615

Total current liabilities	1,265,253	1,122,652
Long-term debt	300,000	300,000
Other long-term liabilities	57,230	104,098

Total liabilities	1,622,483	1,526,750
Stockholders’ equity	298,583	245,037

	$1,921,066	$1,771,787